Exhibit 24.1

POWER OF ATTORNEY

Know All Persons By These Presents, that each individual whose signature appears below constitutes and appoints Shelby Bonnie and Doug Woodrum, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8 registering shares to be issued under the company's Amended and Restated 1996 Employee Stock Purchase Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Signature	Title	Date
/s/ Shelby W. Bonnie Shelby W. Bonnie	Chairman of the Board and Chief Executive Officer	May 23, 2003
/s/ Douglas N. Woodrum Douglas N. Woodrum	Executive Vice President and Chief Financial Officer	May 23, 2003
/s/ John C. Colligan John C. Colligan	Director	March 19, 2003
Eric Hippeau	Director
/s/ Mitchell Kertzman Mitchell Kertzman	Director	March 19, 2003
/s/ Randall Mays Randall Mays	Director	March 19, 2003
/s/ Eric Robison Eric Robison	Director	March 24, 2003